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EXHIBIT 99.1
DIGITAL TRANSMISSION SYSTEMS, INC.

MEDIA CONTACT:
Clive Marsh
Digital Transmission Systems, Inc.
(770) 622-1200
cmarsh@asurent.com

  ASURENT WIRELESS, INC., SUBSIDIARY OF DTS, ANNOUNCES ORDERLY LIQUIDATION PLAN

ATLANTA, Ga. (June 5, 2002) -- Digital Transmission Systems, Inc. (DTS) (OTC BB:
"DTSX"), which has two wholly owned subsidiaries that market telecom equipment - Asurent Wireless and Asurent Technologies - today announced additional information with respect to the previously announced forbearance agreement as executed with Silicon Valley Bank on May 10, 2002.

As previously announced, as of March 31, 2002, Asurent Wireless was not in compliance with certain financial and net tangible worth covenants as imposed by its line of credit agreement with Silicon Valley Bank ("SVB"). The facility is secured by all assets of DTS and Asurent Wireless. Both DTS and Asurent Wireless executed a formal forbearance agreement with SVB on May 10, 2002 whereby SVB agreed not to exercise any of its rights and remedies under the existing events of default until May 31, 2002. The forbearance agreement requires the Company to obtain additional equity or debt financing no later than May 31, 2002.

Asurent Wireless was unable to secure additional adequate equity or debt financing by the deadline imposed in the agreement. As such, on June 3, 2002, Asurent Wireless and SVB agreed to an orderly liquidation of Asurent Wireless' assets in order to pay down its senior secured indebtedness with Silicon Valley Bank. The plan calls for a structured liquidation of the assets of Asurent Wireless throughout the month of June 2002 with the assistance of Asurent Wireless personnel. Upon completion of the asset liquidation and the satisfaction of its secured debt with SVB, Asurent Wireless is currently planning on filing a voluntary petition under Chapter 7 of the United States Bankruptcy Code during July 2002.

ABOUT DTS:

Founded in 1990 and headquartered near Atlanta, Ga., DTS has two subsidiaries, Asurent Wireless and Asurent Technologies that market telecom equipment. Asurent Wireless designs, manufactures and markets components to access and monitor wireless telecommunications networks worldwide. Its primary customers include domestic and international wireless service providers and private wireless network users. Asurent Wireless products include its FlexT1/FlexE1 integrated network access product lines, the microFlex digital cross connect switch, the InterFlex Advanced Network Node and a


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complementary Internet Protocol Processor card set for the FlexT1 product line
(the "IP Processor"). The IP Processor is a product which enables wireless carriers to access equipment performance at remote cell sites with an internet or intranet interface.

For more information about Asurent Wireless and its products, call 1-800-955-1387- or visit the websites at http://www.dtsx.com and http://www.asurent.com.

Note: This news release, other than historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including, but not limited to, the timely availability of new products, the impact of competitive products and pricing and delays in the receipt of orders or in the shipment of products. Other risks are detailed in the Company's Securities and Exchange Commission reports and filings, including the Form 10-K for the year ended June 30, 2001 and the SB-2 registration statement of the Company that became effective March 4, 1996. Actual results may differ materially from such forward-looking statements.